EXHIBIT 11
                         J. BAKER, INC. AND SUBSIDIARIES
                  Computation of Net Earnings Per Common Share*
                                   (Unaudited)

                                                             Quarters Ended                   Six Months Ended
                                                     -----------------------------        ---------------------
                                                       July 29,          July 31,          July 29,       July 31,
                                                         2000              1999              2000           1999
                                                         ----              ----              ----           ----

Numerator for earnings per common share calculation:
     Net earnings available to common
       shareholders, basic                           $ 3,459,872       $ 3,374,028       $ 5,004,753    $ 4,354,018
     Dilutive effect of convertible
       subordinated notes                            $   784,000       $         -       $         -    $         -
                                                     -----------       -----------       -----------    -----------
     Net earnings available to common
       shareholders, diluted                         $ 4,243,872       $ 3,374,028       $ 5,004,753    $ 4,354,018
                                                     -----------       -----------       -----------    -----------


Denominator for earnings per common share calculation:

     Weighted average common shares, basic            14,067,526        14,064,619        14,067,526     14,064,573
     Effect of dilutive securities:
         Convertible subordinated notes                4,341,085                 -                 -              -
         Stock options                                   316,154           553,323           365,671        239,119
                                                     -----------       -----------       -----------    -----------
     Weighted average common shares, diluted          18,724,765        14,617,942        14,433,197     14,303,692
                                                     -----------       -----------       -----------    -----------

Basic earnings per common share                      $      0.25       $      0.24       $      0.36    $      0.31
                                                     ===========       ===========       ===========    ===========
Diluted earnings per common share                    $      0.23       $      0.23       $      0.35    $      0.30
                                                     ===========       ===========       ===========    ===========













* This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K.